EXHIBIT 99.1

Stock Yards Bancorp Names Allison J. Donovan to the Boards of Directors of the Company and Stock Yards Bank & Trust

LOUISVILLE, Ky., Nov. 08, 2022 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today announced that Allison J. Donovan has joined the Boards of Directors for both the Company and the Bank. The addition of Ms. Donovan, which expands both Boards to 14 directors, continues the Company's recent focus on board succession planning and promoting leadership continuity in view of an upcoming mandatory retirement.

“We are thrilled to announce the addition of Allison Donovan to our board,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Allison has extensive experience in banking and corporate law and previously served on the Board of Directors of a $2 billion Kentucky-based bank. Her skills, insight and strong reputation in the business community will be a valued addition and complement the contributions of the other members of our board. We look forward to utilizing Allison’s extensive experience as we continue to develop long-term strategies to support additional growth and guide our company in providing maximum value for our shareholders.”

Ms. Donovan is a member of Stoll Keenon Ogden (SKO), a regional law firm with approximately 180 attorneys practicing out of five cities in Kentucky and Indiana. Ms. Donovan has been with the firm since 2006 upon graduating from the University of Kentucky College of Law and concentrates primarily on Corporate, Securities, Mergers & Acquisitions, and Banking matters. She has been active in firm management and recently served on the firm’s Board of Directors and Executive Committee. She is a director and the immediate past President of the Kentucky Bar Foundation, and has previously served on other community nonprofit boards, including the American Heart Association and the John W. Rowe Foundation, Inc. Ms. Donovan has previously participated in Leadership Central Kentucky and the Leadership Council on Legal Diversity Fellows program. Among other recognitions, Ms. Donovan has the distinction of being honored as a Rising Star by Kentucky Super Lawyers® and is listed in the Best Lawyers in America®. She will serve as a member of the Risk Committee and Nominating and Corporate Governance Committee of the Company’s board of directors.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.55 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT”. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

Contact:	T. Clay Stinnett
Executive Vice President, Treasurer and Chief Financial Officer
(502) 625-0890

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/12b8a28d-79e0-4b65-880a-d306f3d8fea6